EXHIBIT NO. 99.3

BEHRE DOLBEAR

Founded 1911 MINERALS INDUSTRY CONSULTANTS

Behre Dolbear International Ltd

Winchester House, 259-269 Old Marylebone Road, London, NW1 5RA

Telephone + 4420 7170 4034 e-mail London@ Dolbear.com

Denis Acheson, President, Direct Tel +4420 7937 3662

Direct Fax +4420 7937 4435

26 May 2006

The Directors

Eastern Goldfields, Inc.

By e-mail to info@easterngoldfields.com

Gentlemen

Consent Letter

Behre Dolbear International Limited hereby consents to Eastern Goldfields, Inc. using its letter of 26 May to the Directors, concerning its recent review of the plans for the further development of its gold-mining activities in the Barberton goldfields, together with NASDAQ Form 10-SB for the purposes of promoting your company to a higher reporting level.

Yours sincerely

/s/ Denis Acheson

President, Behre Dolbear International Limited

cc	Mr Bernard J Guarnera, President and CEO, Behre Dolbear & Company, Inc.

Project J05-090 Eastern Goldfields	Page 1	Behre Dolbear